EXHIBIT 99.1

Smithfield Foods Plans To Announce Sharply Higher Third Quarter Earnings

Smithfield, Virginia (February 14, 2005)—Smithfield Foods, Inc. (NYSE: SFD) said today that it expected to announce earnings for the third quarter of fiscal 2005 in the range of $.86 to $.87 per diluted share, versus $.38 per diluted share from continuing operations in the same quarter last year.

Smithfield attributed the sharp increase in earnings to the continuing success of its vertical integration strategy the company embarked upon a decade ago.

Smithfield will announce third quarter earnings on March 1.

With annualized sales of $10 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

Contact: Jerry Hostetter, (212) 758-2100

Smithfield Foods, Inc.

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